                               [LETTERHEAD]




December 2, 1996


Colorado MEDtech, Inc.
6175 Longbow Drive
Boulder, CO  80301

Ladies and Gentlemen:

We have acted as counsel to Colorado MEDtech, Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-8 ("Registration Statement") covering registration under the Securities Act of 1933 of 3,134,440 shares of the Company's Common Stock, no par value per share ("Shares"). The Shares are offered as follows: (i) 2,000,000 shares pursuant to the Colorado MEDtech, Inc. Stock Option Plan; (ii) 240,000 shares pursuant to the Colorado MEDtech, Inc. 1996 Employee Stock Purchase Plan; (iii) 424,440 shares pursuant to non-statutory options; (iv) 360,000 shares pursuant to warrants issued to directors of the Company; (v) 100,000 shares pursuant to a warrant issued to counsel to the Company; and (vi) 10,000 shares pursuant to a warrant issued to a recruiting consultant to the Company. The above-referenced plans and instruments pursuant to which the Shares are offered are referred to collectively herein as the "Offering Documents." As such, we have examined the Registration Statement, the Company's Articles of Incorporation, as amended, its Bylaws and minutes of meetings of its Board of Directors.

Based upon the foregoing, we are of the opinion that, upon issuance of the Shares, each in accordance with the terms of the respective Offering Documents, the Shares will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus which is made a part of the Registration Statement.

Very truly yours,

/s/ Chrisman, Bynum & Johnson, P.C.